Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the use of our report incorporated by reference in the registration statement on Form S-8, relating to the AT&T Long Term Savings and Security Plan, of our report dated March 8, 2002, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries (“New Liberty” or “Successor”) as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive earnings, stockholders’ equity, and cash flows for the years ended December 31, 2001 and 2000 and the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 (Predecessor period), which report appears as an exhibit to the AT&T Corp. 2003 Annual Report on Form 10-K.

KPMG LLP

Denver, Colorado
May 25, 2004